Filed Pursuant to Rule 424(b)(3)
Registration No. 333-174001
PROSPECTUS

Cambium Learning Group, Inc.

24,934,692 Shares

Common Stock

This prospectus relates to the resale by the selling stockholder of up to 24,934,692 shares of our common stock. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholder. However, we will receive proceeds from the issuance of the shares of common stock being registered pursuant to the registration statement of which this prospectus forms a part in connection with the exercise of the warrants, if and when they are exercised, unless such warrants are exercised on a cashless basis.

Our shares of common stock are traded on the NASDAQ Global Market under the ticker symbol “ABCD.” On July 21, 2011, the closing sales price for our common stock on the NASDAQ Global Market was $3.37 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 22, 2011.

ABOUT THIS PROSPECTUS

You should rely only upon the information in this prospectus. We have not authorized anyone to give any information or make any representation about us that is different from or in addition to that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in documents that we file with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus and that are incorporated by reference in this prospectus automatically update and supersede information contained in this prospectus to the extent the new information differs from or is inconsistent with the old information.

As explained below in “Where You Can Find More Information,” those documents incorporated by reference in this prospectus as well as our other SEC filings are also available to the public at the SEC’s website at www.sec.gov. In addition, you may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

Cambium Learning Group, Inc.
17855 North Dallas Parkway, Suite 400
Dallas, Texas
Telephone: (214) 932-9500
Attention: Corporate Secretary

Note regarding trademarks

We own or have rights to trademarks, trade names and copyrights that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name, service mark or copyright by any other company appearing in this prospectus belongs to its holder. Some of the more important trade names, trademarks and copyrights that we use include: Voyager Passport®; LANGUAGE!; Passport Reading Journeys®; Read Well; Voyager Universal Literacy System®; Ticket to Read®; TimeWarp® Plus; Voyager Pasaporte®; ExploreLearningtm; We Can!; Vmath®; Vmath Summer Adventure; TransMath; Algebra Rescue; Voyages; Step Up to Writing; Rewards; Dynamic; Language Essentials for Teachers of Reading and Spelling (LETRS); The Six Minute Solution; Algebra Ready; Reading A-Ztm; Raz-Kidstm; Reading-Tutorstm; Vocabulary A-Ztm; Writing A-Ztm; Science A-Ztm and GIZMOS.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement under the Securities Act relating to the securities offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public from the SEC’s Web site at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 10, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 filed with the SEC on May 16, 2011;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 7, 2011;

•	our current reports on Form 8-K filed with the SEC on April 18, 2011 and May 23, 2011;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 8, 2009, including any amendments or reports filed for the purpose of updating that description; and

•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission file number 001-34575), described in this prospectus.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. Any statement made in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement made in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, at no cost, by writing or telephoning us at the following address:

Cambium Learning Group, Inc.
17855 North Dallas Parkway, Suite 400
Dallas, Texas
Telephone: (214) 932-9500
Attention: Corporate Secretary

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere or incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this entire prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 8 of this prospectus and in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference herein.

Unless the context otherwise requires or as otherwise indicated, “Cambium,” “Cambium Learning,” “our company,” “we,” “us” and “our” refer to Cambium Learning Group, Inc. and its consolidated subsidiaries, “CLI” refers solely to our operating subsidiary, Cambium Learning, Inc. and “VLCY” refers solely to our non-operating subsidiary, Voyager Learning Company. As used in this prospectus, the terms “Cambium Business” and “VLCY Business” refer to the businesses of VSS-Cambium Holdings II Corp. (“Cambium Holdings”) and its operating subsidiaries and VLCY and its operating subsidiaries, respectively, as each such business existed prior to the Mergers (as defined below under “— Organizational Structure”).

Our Company

We believe we are one of the largest providers of proprietary intervention curricula, educational technologies and other research-based education solutions for students in the Pre-K through 12th grade education market in the United States. The intervention market, where we focus, provides supplemental education solutions to at-risk and special education students. We offer a distinctive blended intervention solution that combines different forms of current instruction techniques, including text books, education games, data management and e-learning. We believe that our approach builds a more effective learning environment that combines teacher-led instruction and technology and that this approach sets us apart from our competitors, as we believe it better engages at-risk students, leading to more favorable student results. Our solutions are designed to enable the most challenged learners to achieve their potential by utilizing a range of content that primarily focuses on reading and math.

We take a holistic approach to learning and our intervention solutions address both the behavioral and cognitive needs of the students we serve. We believe our focus on the Pre-K through 12th grade intervention market and our significantly greater scale and scope of operations compared to those other companies primarily focused on the intervention market gives us a competitive edge relative to our peers. Further, our products and services are highly results-oriented and enable school districts and parents across the country to improve student performance and better satisfy rigorous accountability standards.

We believe that school districts have become increasingly accountable for student performance. As a result, they have increased both focus and funding to address underperformance. To this end, our research-based intervention programs have demonstrated consistent success with at-risk and special education student populations and have established us as one of the most readily recognized companies exclusively serving this market.

Our primary business units include:

Voyager.  Our Voyager unit offers reading, math and professional development programs targeted towards the at-risk and special education student populations. Voyager materials, offered in print form and increasingly in online format, are tailored to meet the needs of these students and differ considerably from traditional instructional materials in design, approach and intensity. Lessons are based on scientific research and are carefully designed to effectively and efficiently address each of the strategies and skills necessary to improve the abilities of struggling students.

Cambium Learning Technologies.  Our Cambium Learning Technologies (“CLT”) unit utilizes technology to deliver subscription-based websites, online libraries, software and equipment designed to help students reach their potential in grades K through 12 and beyond. CLT products are offered under four different industry leading brands: Learning A-Z, Explore Learning, Kurzweil Educational Systems and IntelliTools.

Sopris.  Our Sopris unit focuses on providing a diverse, yet comprehensive collection of printed and electronic supplemental education materials to complement core programs and to provide intense remediation aimed at specific skill deficits. When compared to products offered by our other business units, Sopris products tend to be more narrowly-tailored and target a smaller, more specific audience.

Strategy for Growth and Development

Our strategy for growth and development is based upon the following:

Continued Focus on the Pre-K Through 12th Grade Intervention Market:  The intervention market is highly attractive and is characterized by favorable long-term growth trends and historically strong government support. We devote most of our resources to better serve this market and we believe that our concentrated focus positions us to capture a greater market share over time. We are a leading provider that offers comprehensive instructional material, professional development and learning technology solutions specifically designed for the intervention market. We also believe that this focus allows us to deliver better designed products to our customers, ultimately resulting in more favorable student outcomes. We plan to continue to employ a broad-based approach to compete across segments and build scale and market share.

Increased Offering of Technology-Based Learning Solutions:  We have a wide range of technology-based learning solutions offered as either standalone tools or as part of our blended model (which integrates these technology-based learning solutions with our print-based products). Our standalone technology-based solutions include online supplemental reading, writing and vocabulary lessons and books as well as interactive simulations in math and science. Such solutions are employed by our customers for at-risk students and are more commonly used by, and are equally as effective for, on-track students to enhance their proficiency levels. Across much of our product offering, we utilize a comprehensive student data reporting system with multiple years of results. We believe this ability to assess, track and report results is crucial to providing educators with the tools required to achieve and provide accountability for student outcomes.

Leverage Nationally Recognized Brands, Sales Force and Scalable Platform:  We believe our portfolio of premier brands and research-based products and services has consistently delivered superior learning outcomes for school districts. We plan to leverage our reputation for quality and our experienced sales force to generate new business and capture a greater share of business from existing customers across our national footprint. Further, we plan to utilize our portfolio of technology-driven products and services and an easily replicable implementation model to rapidly meet customer needs.

Invest in Key Growth Initiatives:  In 2010, we made specific investments in certain key areas intended to facilitate growth in 2011 and beyond. In the Voyager business unit, we integrated two large sales forces (pre-combination Cambium and VLCY) into one national model and we consolidated the student reporting systems of the two previously separate companies. In the Sopris business unit, we built a nationwide field sales force, made significant investments in marketing and introduced two substantial new products. In the CLT unit, we have increased our investment in sales, marketing and product development to enhance continued growth products. Across all business units, we have substantially upgraded our e-commerce and e-marketing capabilities in order to facilitate greater demand pull for our products. We intend to increase market penetration and market share through these investments, enabling us to recognize greater revenues per student.

Our Industry

The intervention market is focused on administering supplemental education solutions to at-risk and special education students within the Pre-K through 12th grade student segment. At-risk and special education students are those students that are underperforming when evaluated against their peers and current academic standing, which is defined as the bottom 40% of learners. Students in need of intervention are often found in three distinct groups: English language learners (“ELL”), Special Education (“SPED”) and impoverished students. The ELL group is made up of those students whose first language is not English. SPED students are individuals with special needs, including learning and communication challenges, emotional and behavioral disorders, physical disabilities and developmental disorders. Impoverished students are from families with low socioeconomic status and are at an academic disadvantage due to their families’ financial hardships.

We believe that educating at-risk and special education students requires a different approach than relying on traditional instructional materials since these intervention programs often require detailed implementation and training. Key federal and state programs, such as the Title I portion (“Title I”) of the reauthorized Elementary Secondary Education Act (“ESEA”), School Improvement Grants program (“SIG”), Individuals with Disabilities Education Act (“IDEA”) and the “Race to the Top” Program enacted under the American Recovery and Reinvestment Act of 2009 (“ARRA”) have been key drivers in pushing school districts to address the needs of this student population.

While school districts use a variety of government funding sources in order to procure our products and services, our industry receives proportionally more federally provided funds than education services and products as a whole, which tend to rely more heavily on state and local funding. Title 1 (and the Title 111 portion of the ESEA) and IDEA have existed for decades and have experienced steady increases since their inception. Further augmenting these traditional funding sources in 2009 and 2010 was the ARRA, which allocated an additional $10 billion for Title I and an additional $11.3 billion for IDEA over the fiscal years ending September 2010 and September 2011. Additional federal funds are also being made available through the ARRA’s “Race to the Top” program, which is expected to provide over $4 billion in additional education funding.

Over the long-term, we expect growth in the overall intervention market will be driven by the following key factors:

•	Large and Growing Addressable Market: Total Pre-K through 12th grade enrollment was 56 million in 2008, with enrollments rising. It is estimated that at least 40% of these students require intervention and represent a large addressable market for us. Demand for intervention is expected to continue to increase since intervention is typically more cost effective than special education programs. We believe that, with more attention in general, increased analysis of U.S. student outcomes versus other countries, focus and likely inclusion of the graduation rate in the ESEA, and movement to national standards, the number of children deemed to need intervention is likely to increase from 40% to over 50%, as indicated by proficiency rates of the National Assessment of Educational Progress.

•	Historically Stable Federal Funding Landscape: The funding environment for Pre-K through 12th grade education has historically been stable across economic cycles. While the recent downturn has pressured state and local budgets, the primary sources of federal funding for education (Title I and IDEA) have been maintained at historically high levels. Traditional federal funding sources for education have been temporarily augmented by ARRA funding from 2009 to 2011, including the “Race to the Top” program.

•	Increasing Emphasis on Accountability and Measurement: The No Child Left Behind Act (“NCLB”) has been a key driver for increased accountability and a measurement of student performance. School districts are required to demonstrate adequate yearly progress (“AYP”) or risk a cut in funding. Intervention products help schools improve performance of the most challenged learners and meet stringent AYP criteria. Furthermore, there is greater emphasis on evaluating educators based on the performance of their students. The combination of these factors will continue to drive the demand for intervention and professional development products.

•	Proven Return on Investment of Intervention Products: Numerous studies have demonstrated and quantified the benefits of intervention products for at-risk and special education students. We believe traditional educational materials are inadequate and not designed to meet their learning needs. Also, teachers are becoming better trained at utilizing intervention materials, which we expect will contribute to greater demand for such products.

Organizational Structure

Cambium Learning Group, Inc. (NASDAQ: ABCD) was incorporated under the laws of Delaware in June 2009. On December 8, 2009, we completed the mergers of VLCY and VSS-Cambium Holdings II Corp. (“Cambium Holdings”) into two of our wholly owned subsidiaries, as contemplated by the Agreement and Plan of Mergers, dated as of June 20, 2009, as amended, among us, VLCY, Vowel Acquisition Corp., our wholly-owned subsidiary, Cambium Holdings, a wholly-owned subsidiary of VSS-Cambium Holdings III, LLC, Consonant Acquisition Corp., our wholly owned subsidiary, and Vowel Representative, LLC, solely in its capacity as stockholders’ representative. In this prospectus we refer to this Agreement and Plan of Mergers, as amended, as the “Merger Agreement.” Pursuant to the Merger Agreement, we acquired all of the common stock of each of Cambium Holdings and VLCY through the merger of Consonant Acquisition Corp. with and into Cambium Holdings, with Cambium Holdings continuing as the surviving corporation (the “Cambium Merger”), and the concurrent merger of Vowel Acquisition Corp. with and into VLCY, with VLCY continuing as the surviving corporation (the “Voyager Merger” and together with the Cambium Merger, the “Mergers”). As a result of the effectiveness of the Mergers, Cambium Holdings and VLCY became our wholly owned subsidiaries. Following the completion of the Mergers, all of the outstanding capital stock of VLCY’s operating subsidiaries, Voyager Expanded Learning, Inc. (“VEL”) and LAZEL, Inc., were transferred to CLI. Effective December 31, 2010, we completed an internal reorganization pursuant to which we consolidated certain of our operating subsidiaries. Specifically, we merged VEL and Cambium Learning (New York), Inc. into Sopris West Educational Services, Inc. and renamed this entity Cambium Education, Inc. We also merged Intellitools, Inc. into Kurzweil Educational Systems, Inc. and renamed this entity Kurzweil/Intellitools, Inc.

The following chart sets forth our corporate organization.

(1)	As of December 31, 2010, this entity, controlled by VSS (as defined below), remained our majority stockholder with approximately 62.4% beneficial ownership.

Veronis Suhler Stevenson

In 2007, Cambium Learning was acquired by a consortium of private equity sponsors led by Veronis Suhler Stevenson (“VSS”). Founded in 1987, VSS is a private equity and structured capital fund management company dedicated to investing in the information, education, media and marketing services industries in North America and Europe. VSS provides both equity and debt capital for buyouts, recapitalizations, growth financings and strategic acquisitions to middle market companies and management teams with a goal to build companies both organically and through a focused add-on acquisition program. Over the past 20 years, VSS has managed funds with capital committed exceeding $2.8 billion.

VSS seeks to leverage its specialized operational, financial and transaction experience to work as a added-value partner with company owners and management teams. VSS professionals assist VSS portfolio companies with setting strategic direction, board level involvement, acquisition strategies, proactively and directly searching for acquisition opportunities and assisting with the negotiation and execution of acquisitions. In addition, VSS assists its portfolio companies with raising senior debt and any additional third party financing. As of December 31, 2010, VSS controlled entities remained our majority stockholder with approximately 62.4% beneficial ownership. VSS-Cambium Holdings III, LLC is the selling stockholder.

Additional Information

We are a Delaware corporation. Our principal executive offices are located at 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287 and our telephone number at that address is (214) 932-9500. Our corporate website address is www.cambiumlearning.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in prospectus and does not constitute a part of this prospectus and you should not rely on that information.

The Offering

The following is a brief summary of the offering. You should read the entire prospectus carefully, including “Risk Factors” and the information, including financial information relating to the Company included in our filings with the Securities and Exchange Commission, or SEC, and incorporated in this document by reference.

Common stock offered by the selling stockholder	24,934,692 shares

Common stock outstanding after this offering	43,913,660 shares(1)

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholder. However, we will receive proceeds from the issuance of the shares of common stock being registered pursuant to the registration statement of which this prospectus forms a part in connection with the exercise of the warrants, if and when they are exercised, unless such warrants are exercised on a cashless basis.

Risk Factors	Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 8.

Ticker symbol	“ABCD”

(1)	Excludes (i) 3,817,322 shares of common stock issuable upon the exercise of outstanding options to purchase our common stock, (ii) 596,668 shares of common stock issuable upon the exercise of a warrant held by the selling stockholder and (iii) 7,500,000 shares of our common stock which the selling stockholder named herein has the option to purchase. This offering will not increase or decrease the number of shares of common stock that are outstanding.

RISK FACTORS

You should carefully consider the following risk factors and the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated herein by reference, as well as all other information contained or incorporated by reference in this prospectus before participating in the exchange offer.

Risks Related to Ownership of our Common Stock

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock and dilute the percentage of ownership of our stockholders.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As of the date of this prospectus, we had approximately 43,913,660 shares of common stock outstanding. VSS-Cambium Holdings III, LLC, the selling stockholder in this offering, owns 24,338,024 shares of our common stock and also holds a warrant that is currently exercisable for up to 596,668 shares of our common stock and may become exercisable for more shares in the future. Moreover, the selling stockholder has a contractual right to purchase up to an additional 7,500,000 shares of common stock. If the selling stockholder decides to sell its shares of common stock being registered in this offering, exercise its right to purchase shares of our common stock or exercise its warrant, it could result in a reduction to the price of our common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, which are based on beliefs, expectations, estimates, projections, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers and intents of our management. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus, including statements regarding our future financial position, economic performance and results of operations, as well as our business strategy, budgets and projected costs and plans and objectives of management for future operations, and the information referred to under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are forward-looking statements.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as “believes,” “expects,” “estimates,” “projects,” “forecasts,” “plans,” “anticipates,” “targets,” “outlooks,” “initiatives,” “visions,” “objectives,” “strategies,” “opportunities,” “drivers,” “intends,” “scheduled to,” “seeks,” “may,” “will,” or “should” or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy, plans, targets, models or intentions. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements.

Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements as it is impossible for us to anticipate all factor that could affect our actual results. We discuss certain of these risks in greater detail in the “Risk Factors” section of this prospectus.

Unless otherwise required by law, we also disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from any future sales of shares of our common stock by the selling security holders pursuant to this prospectus. However, we will receive gross proceeds of up to approximately $5,967 from the issuance of the shares of common stock being registered pursuant to the registration statement of which this prospectus forms a part in connection with the exercise of the warrants, if and when they are exercised, unless certain of such warrants are exercised on a cashless basis.

SELLING SECURITY HOLDERS

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by the selling stockholder, including:

•	the number of shares owned by the stockholder prior to this offering;

•	the percentage owned by the stockholder prior to completion of the offering;

•	the total number of shares that are to be offered for the stockholder;

•	the total number of shares that will be owned by the selling stockholder upon completion of the offering; and

•	the percentage owned by the selling stockholder upon completion of the offering.

On December 8, 2009, we closed the merger of our wholly owned subsidiary, Consonant Acquisition Corp. with and into VSS-Cambium Holdings II Corp. and Vowel Acquisition Corp. into Voyager Learning Company. As a result of the mergers (1) VSS-Cambium Holdings II Corp. became our wholly-owned subsidiary and VSS-Cambium Holdings III, LLC, the sole stockholder of VSS-Cambium Holdings II Corp. was issued 20,491,870 shares of our common stock in exchange for all of the issued and outstanding capital stock of VSS-Cambium Holdings II Corp. and (ii) Voyager Learning Company became our wholly-owned subsidiary and the stockholders of Voyager Learning Company elected to receive either $6.50 in cash or one share of our common stock. The shares of our common stock issued to the former stockholders of Voyager Learning Company were previously registered. Immediately prior to the consummation of the merger, VSS-Cambium Holdings III, LLC contributed $25,000,000 to us in exchange for 3,846,154 shares of our common stock. Additionally, in connection with the transactions contemplated by the mergers, VSS-Cambium Holdings III, LLC was issued a warrant which is currently exercisable for 596,668 shares of our common stock and the right to purchase up to 7,500,000 shares of our common stock pursuant to a stockholders agreement.

Number of
		Percentage of		Shares of	Percentage of
	Number of	Shares of	Number of	Common	Shares of
	Shares of	Common	Shares of	Stock	Common Stock
	Common	Stock	Common	Beneficially	Beneficially
	Stock	Beneficially	Stock	Owned After	Owned After
	Beneficially	Owned Prior	Registered	Completion	Completion
	Owned Prior	to the	for Sale	of the	of the
Name of Selling Stockholder	to Offering	Offering(1)	Hereby	Offering(2)	Offering(1)

VSS-Cambium Holdings III, LLC(3) c/o Veronis Suhler Stevenson Park Avenue Plaza 55 East 52nd Street 33rd Floor New York, New York 10055	32,434,692	62.4%	24,934,692	7,500,000	14.4%

(1)	Based on 43,913,660 shares of common stock outstanding as of the date of this prospectus. The number of shares of our common stock outstanding excludes 596,668 shares of common stock that are issuable upon the exercise of outstanding warrants, exercisable at $0.01 per share, and 7,500,000 issuable upon the exercise of VSS-Cambium Holdings III, LLC’s option to purchase additional shares except that in computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to the warrants or other options or rights held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(3)	VSS-Cambium Holdings III, LLC is the owner of approximately 55% of our outstanding common stock. Jeffrey Stevenson and Scott Troeller, each a member of our board of directors, are partners of VSS and managers of VSS-Cambium Holdings III, LLC. In addition to the right to purchase up to 7,500,000 shares described above, VSS-Cambium Holdings III, LLC has certain additional rights. For more information see “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS” in our proxy statement on Schedule 14A filed with the SEC on April 7, 2011.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder affects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the resale registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including liabilities under the Securities Act.

Once sold under the resale registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Lowenstein Sandler PC, New York, New York.

EXPERTS

The consolidated financial statements of Cambium Learning Group, Inc. appearing in Cambium Learning Group, Inc.’s Annual Report on Form 10-K for the fiscal years ended December 31, 2010 and 2009, and the effectiveness of Cambium Learning Group, Inc.’s internal control over financial reporting as of December 31, 2010, have been audited by Whitley Penn LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of VSS-Cambium Holdings, LLC, as of and for the year ended December 31, 2008, included in the Annual Report of Cambium Learning Group, Inc. on Form 10-K for the year ended December 31, 2010 and incorporated by reference in this Registration Statement on Form S-3 have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, upon the authority of said firm as experts in giving said report.